AMENDMENT TO EMPLOYMENT AGREEMENT

         This AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment"), dated February 9, 2005, is by and between D. Bruce Sinclair, an individual ("Executive"), and WaveRider Communications Inc., a Nevada corporation ("Employer"). All terms not defined herein shall have the same meaning as set forth in the Employment Agreement, dated November 18, 1997, by and between Employer and Executive (the "Employment Agreement").

         WHEREAS, Employer and Executive have previously entered into the Employment Agreement;

         WHEREAS, subsequent to the date of the Employment Agreement, certain amendments were effected by resolution of Employer's Board of Directors and Compensation Committee pursuant to which amendments were made to the compensation and severance provisions of the Employment Agreement, including, without limitation, the increase, on or about February 25, 2000, of Executive's severance package to include a minimum of three year's salary in addition to other amounts and benefits as set forth in the Employment Agreement;

         WHEREAS, Employer desires to further amend the Employment Agreement to decrease Executive's severance package to include a minimum of one year's salary in addition to other benefits set forth in the Employment Agreement, and Executive has agreed to do so pursuant to the terms and conditions set forth in this Amendment; and

         WHEREAS, Section 18 of the Employment Agreement provides that, upon authorization by Employer, the Employment Agreement may be amended by the written agreement of Employer and Executive;

         NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

(a) That pursuant to Section 18 of the Employment Agreement, the Employment Agreement is hereby amended by deleting subsection (d) of Section 10 in its entirety and replacing it with the following new subsection (d):

                  "(d) Termination by the Corporation without Cause. In the event of a termination without cause, the Executive shall receive a severance package which shall include (i) one year's actual base salary (not taking into account any agreed to reduction in such base salary) payable to Executive over a twelve-month period at the same time as Executive's base salary otherwise would have been payable (the "Severance Period"), and (ii) a continuation of the benefits set forth in Sections 6 and 8 of this Employment Agreement during such Severance Period. It is agreed and understood that the severance package described in the immediately preceding sentence is reasonable and includes any obligations which the Employer may have or pay in lieu of notice and/or severance pay pursuant to the Employment Standard Act, R.S.O. 1990, c. E-14, or its counterpart in any other jurisdiction. It is agreed that this Employment Agreement may not be terminated by the Corporation without cause, without the approval of the board of directors of the Corporation."

(b) In consideration of the foregoing amendment, Executive shall be issued options to acquire 500,000 shares of Employer's common stock at an exercise price equal to the fair market value of such shares on the date of grant. Such options will be fully vested as of the date of grant. All references in the Employment Agreement to "Purchase Options" shall be deemed to include the options set forth in this paragraph (b).

(c) This Amendment may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

(d) The Employment Agreement and this Amendment set forth the entire understanding between Employer and Executive relating to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of or by and between Employer and Executive in respect of such subject matter including, without limitation, any prior amendments to the Employment Agreement or compensation package by Employer's board of directors or compensation committee. This Amendment may not be amended except by a written instrument hereafter signed by each of the parties hereto.

         IN WITNESS WHEREOF, Employer and Executive have executed this Amendment as of this 9th day of February, 2005.


                                            EMPLOYER

                                            WaveRider Communications Inc.


                                            By:    /s/ Gerry Chastelet
                                            Name:  Gerry Chastelet
                                            Title: Director


SIGNED, SEALED and                  )       EXECUTIVE
DELIVERED in the presence of:       )
                                    )
                                    )
         /s/ M. Newell              )         By:   /s/ D. Bruce Sinclair
------------------------------------                ---------------------------
Witness                                     Name:   D. Bruce Sinclair